Exhibit 12

General Electric Company

Ratio of Earnings to Fixed Charges

(Dollars in millions)		Nine months ended September 30, 2000
GE except GECS
Earnings (a)		$12,086
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(2,573)
Plus:	Interest and other financial
	charges included in expense	660
	One-third of rental expense (c)	152

Adjusted "earnings"		$10,325

Fixed Charges:
	Interest and other financial charges	$660
	Interest capitalized	1
	One-third of rental expense (c)	152

Total fixed charges		$813

Ratio of earnings to fixed charges		12.70

General Electric Company and consolidated affiliates
Earnings (a)		$13,743
Plus:	Interest and other financial charges
	included in expense	8,794
	One-third of rental expense (c)	451

Adjusted "earnings"		$22,988

Fixed Charges:
	Interest and other financial charges	$8,794
	Interest capitalized	91
	One-third of rental expense (c)	451

Total fixed charges		$9,336

Ratio of earnings to fixed charges		2.46

(a) Earnings before income taxes and minority interest. (b) Earnings after income taxes, net of dividends. (c) Considered to be representative of interest factor in rental expense.